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Exhibit 11.
 Statement Regarding Computation of Per Share Earnings

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 For the periods ended June 30                    2nd Qtr.                  Six months
                                               2000         1999        2000           1999
 Diluted earnings per common share:
   Average common shares outstanding ...     643,053      643,053      643,053      500,732
   Common stock equivalents ............        --           --           --           --
                                            ---------    ---------    ---------    ---------
 Average shares and share equivalents        643,053      643,053      643,053      500,732

 Net income (loss) .....................   $ (91,585)   $(256,550)   $(307,918)     (14,949)
                                            --------     ---------    ---------    ---------

Income available for common stock ......   $ (91,585)   $(256,550)   $(307,918)   $ (14,949)

 Diluted earnings (loss) per share: ....   $   (0.14)   $   (0.40)   $   (0.48)   $   (0.03)

 Basic earnings (loss) per share: ......   $   (0.14)   $   (0.40)   $   (0.48)   $   (0.03)
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